                                                                   EXHIBIT 99(a)


TEXAS  UTILITIES  COMPANY
ENERGY PLAZA o 1601 BRYAN STREET o DALLAS, TEXAS 75201 o (214) 812-4600
                                                                         News
                                                                         Release
--------------------------------------------------------------------------------


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


              TEXAS UTILITIES OFFERS TO PURCHASE THE ENERGY GROUP

         DALLAS, TEXAS - MARCH 2, 1998 - Texas Utilities Company (NYSE:TXU) announced today that it has agreed with the Board of The Energy Group PLC (NYSE/LSE:TEG) on the terms of a recommended cash offer for The Energy Group PLC.

         The Texas Utilities offer values the fully diluted share capital of The Energy Group at approximately $7 billion. Texas Utilities will offer The Energy Group shareholders 810 pence per share (US$13.37) and L.32.40 per American Depositary Share (ADS) (US$53.46) in cash. Subject to the Securities and Exchange Commission declaring a registration statement effective by not later than 18 business days after the date of the offer document (or such later date as Texas Utilities and The Energy Group may agree), Texas Utilities will also offer The Energy Group shareholders an option pursuant to which up to 20% of Energy Group shares may be exchanged for new shares of Texas Utilities common stock. In addition, Texas Utilities will assume approximately $3 billion of net debt.

         If the share alternative is offered, holders of Energy Group securities would be entitled to receive new shares of Texas Utilities common stock with a value equal to 835 pence (US$13.78) for each Energy Group share and L.33.40 (US$55.11) for each Energy Group ADS, in each case based on the average of the closing prices of Texas Utilities common stock on the NYSE on the 20 trading days ending on the third trading day prior to the date Texas Utilities intends to declare the offer unconditional in all respects, and the US $/L. sterling exchange rate on such date; provided that the maximum number of new shares of Texas Utilities common stock which may be issued with respect to each Energy Group share and each Energy Group ADS shall be 0.374 and 1.496, respectively.

         The Texas Utilities cash offer is in excess of the current renewed PacifiCorp offer of 765 pence per share. HOLDERS OF THE ENERGY GROUP WHO HAVE ALREADY ACCEPTED THE RENEWED PACIFICORP OFFER MAY WITHDRAW THEIR ACCEPTANCES AT ANY TIME UP TO MARCH 9, 1998, OR, IF THE RENEWED PACIFICORP OFFER IS EXTENDED, UNTIL IT BECOMES OR IS DECLARED WHOLLY UNCONDITIONAL.

         Subject to certain regulatory consents and to the Texas Utilities offer becoming or being declared unconditional in all respects, The Energy Group has agreed to sell the Peabody coal business, which includes Citizens Power, to an affiliated company of Lehman Brothers Merchant Banking Partners II L.P. for a total cash consideration of approximately $2.3 billion plus the
assumption of debt.   Proceeds of the sale will be used by Texas Utilities to
help fund the cash offer.
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         The Energy Group is a diversified international energy group which includes Eastern Electricity plc. Through Eastern, The Energy Group is one of the leading integrated electricity and gas groups in the United Kingdom and is involved in a wide range of operations:

                 * Eastern Electricity - is the largest supplier and distributor of electricity in England and Wales with over 3 million customers and an authorized area of over 20,300 sq. km in the east of England and parts of North London.

                 * Eastern Generation - is the fourth largest generator of electricity in Great Britain and currently owns, operates or has an interest in eight power stations, representing approximately 10% of the United Kingdom's total registered generating capacity as of March 31, 1997.

                 * Eastern Power and Energy Trading - manages for The Energy Group the price and volume risks associated with the generation, wholesaling and sale to end users of electricity. It also has small equity interests in three natural gas-producing fields in the North Sea.

                 * Eastern Natural Gas - is one of the largest suppliers of natural gas in the United Kingdom after Centrica plc.

         Commenting on the Texas Utilities offer, Erle Nye, chairman and chief executive of Texas Utilities, said: "Eastern's unique blend of electricity generation, supply and distribution and its strengths in natural gas and energy trading make it a perfect fit for our own operations. We are looking forward to working with The Energy Group's and Eastern's highly regarded management team to maximize the potential of Eastern in what we perceive to be a dynamic and attractive market."

         Texas Utilities has formulated a strategy to position itself to thrive in a more competitive environment and to identify new business investments that both capitalize on its core competencies and are complementary to its existing portfolio of businesses in order to grow earnings, broaden its markets beyond the traditional service areas and expand customer services.

         The acquisition of The Energy Group is further confirmation of Texas Utilities' commitment to this strategy. The Energy Group comprises a unique blend of electricity generation, supply and distribution assets, combined with strengths in natural gas and energy trading. Texas Utilities believes that the highly complementary nature of these activities to those of Texas Utilities, combined with The Energy Group's experience of operating within a deregulating market, will enable the enlarged group to capitalize upon the sharing of the expertise and best practices that reside within the two groups in each of these areas.

         Texas Utilities expects the transaction to be earnings and cash flow enhancing in the first complete year following completion of the acquisition and thereafter (prior to considering any synergy or other benefits that the transaction may give rise to). This statement should not be interpreted to mean that the future earnings per share of Texas Utilities, as enlarged by the acquisition of The Energy Group, will necessarily be greater than the historical published earnings per share of Texas Utilities.
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         Derek Bonham, chairman of The Energy Group, said: "We have considered the Texas Utilities offer of 810 pence per share and, in the context of the existing offer from PacifiCorp, we believe that the Texas Utilities offer represents improved shareholder value. The Board therefore recommends it to our shareholders."

         The Texas Utilities offer and the sale of Peabody are subject to certain regulatory consents and confirmations being obtained. Amongst other approaches to relevant regulatory authorities, Texas Utilities is making a submission to the Office of Fair Trading concerning the offer and, together with The Energy Group, will enter into discussions with The Director General of Electricity Supply of the United Kingdom. It is currently anticipated that all approvals and consents required under the Texas Utilities offer will be received within the normal timetable for an offer in the United Kingdom.

         Texas Utilities utilized Lehman Brothers International (Europe) and Merrill Lynch International as financial advisors. The Energy Group is represented by Lazard Brothers & Co., Limited and Morgan Stanley & Co. Limited.

         Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                   - E N D -





FOR ADDITIONAL INFORMATION

FINANCIAL COMMUNITY CONTACT:    DAVID ANDERSON           TIM HOGAN
                                214/812-4641       OR    214/812-2756
                                DANDERSON@TU.COM         THOGAN@TU.COM



GENERAL NEWS MEDIA CONTACT:     CAROL PETERS             214-812-5924
                                JOAN HUNTER              214-812-4071